Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the prospectus supplement dated April 19, 2011)	August 3, 2011

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ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) | Non-callable for one year, then callable at par, or 100%, on interest payment dates thereafter.

Buy Today! Information

BUY TODAY!

Price:	100.000
Yield:	5.00%

Auction Information

Auction Start:	8/3/2011 3:00 PM EDT
Auction End:	8/10/2011 1:30 PM EDT
Last Update:	**8/3/2011 5:19:56 PM EDT**
Auction Status:	**Accepting Bids**

Bidding Information

Number of Bidders:	1
Number of Bids:	1
Current Market-Clearing Price:	97.000
Current Market-Clearing Yield*:	5.702%
Current Yield to Maturity:	5.702%
Current Yield to Call:	8.308%

Issue Information

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.000%
Maturity Date:	8/1/2016
Call Feature:	Callable
First Call Date:	8/1/2012
First Call Price:	100.000
Settlement Date:	8/15/2011
First Interest Date:	2/1/2012
Int. Accrual Date:	8/1/2011
Int. Frequency:	Semi-Annually
Day Basis:	30/360
Principal Offered:	$ 1,250,000.00
Units Offered:	1250
Denomination:	$ 1,000.00
Min. Price:	97.000
Max. Price:	103.000
Min. Yield:	1.836%
Max. Yield:	5.702%
Documents:	Offering Documents

Before submitting bids in this auction you must **Register** or **Sign In**.

Note: This page will check for updates every minute.

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

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ZIONS DIRECT

Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Practice bidding in our trial auctions Think My Account PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US Home » Auction #3599 Please confirm your agreement with each of the following by checking the box next to each statement. I agree that the following contact information is correct: I have accessed or received the Offering Documents. I understand that the Corporate Notes that I am bidding for are securities and are not insured by the FDIC, are not deposits of any bank and may lose value. All securities are subject to investment risks, including possible loss of the principal invested. By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase. I understand that these securities involve accrued interest, which I will be responsible to pay if I am awarded any of the securities. I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt. Bidding Qualification BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) | Non-callable for one year, then callable at par, or 100%, on interest payment dates thereafter. ????? Name: John Smith E-mail: john.smith@email.com Telephone: 212-121-2121 ????? ????? ????? ????? ????? II AAggrreeee I DO NOT Agree Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions Zions Bancorporation Senior Note / 5 Year Corporates Zions Direct Auctions—Bidding Qualification Page 1 of 2 https://www.auctions.zionsdirect.com/auction/3599/sign_in 8/3/2011 Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Practice bidding in our trial auctions Think My Account PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US Home » Auction #3599 Bid Page BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) | Non-callable for one year, then callable at par, or 100%, on interest payment dates thereafter. Auction Information Auction Start: 8/3/2011 3:00 PM EDT Auction End: 8/10/2011 1:30 PM EDT Last Update: 8/3/2011 5:22:51 PM EDT

Auction Status: Accepting Bids Bidding Information Issue Information Security Type: Corporate Bonds Issue Type: Primary Coupon: 5.000% Maturity Date: 8/1/2016 More. Buy Today! Information Price: 100.000 Yield: 5.00% PUBLIC_VIEW Current Market-Clearing Price: 97.000 Current Market-Clearing Yield*: 5.702% Units Price—OR—YTW YTC YTM Submitted “In the Money” Buy Today! 100.000 4.998% 4.998% 4.999% The Buy Today! sale closes on 8/10 at 12:00 AM ET. 5,000 / 5,000 units remaining. Auction Bids 1% 2% 3% 4% 5 % Bid Limit: $ 1,000.00 Calculate/Refresh Submit Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions Zions Bancorporation Senior Note / 5 Year Corporates Note: This page will check for updates every minute. Zions Direct Auctions—Bid Page Page 1 of 2 https://www.auctions.zionsdirect.com/auction/3599/bidding_qualification?csrf_token=b91691afeedb3b9a5. 8/3/2011

ZIONS DIRECT AUCTIONS

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Home » Auction #3599

Auctions
View current auctions

Results Archive
View the results of completed auctions

FDIC-Insured CDs

Municipal Bonds

Corporate Bonds

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University
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Demos
Practice bidding in our trial auctions

Think

My Account

Please review and confirm the bids below

Confirm Bid Submission

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates
BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) | Non-callable for one year, then callable at par, or 100%, on interest payment dates thereafter.

Bidder	Bid #	Units @ Price	Yield	Max. Award	Max. Amt. Due	Status
PUBLIC_VIEW	1	**1 @ 100.000**	4.998%	1	$ 1,000.00	**NEW**

Bid Limit: $ 1,000.00

I understand that I could win as many as 1 unit, at a total cost of up to $ 1,000.00. I also understand that if awarded, I will be responsible for Accrued Interest of $ 1.94 on my award.

Cancel Submit

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

Powered by Grant Street Group Software That Works®

ZIONS DIRECT

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